UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	September 23, 2005

Annuity and Life Re (Holdings), Ltd.

(Exact Name of Registrant as Specified in its Charter)

Bermuda	1-16561	66-0619270

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cumberland House, 1 Victoria Street, Hamilton, Bermuda	HM 11

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(441) 296-7667

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 23, 2005, Annuity and Life Re (Holdings), Ltd. (the “Company”) and its subsidiary, Annuity and Life Reassurance, Ltd. (“Annuity Reassurance”), entered into a Separation of Employment Agreement and General Release (the “Separation Agreement”) with John F. Burke, the Company’s President and Chief Executive Officer. Pursuant to the Separation Agreement, the Amended and Restated Employment Agreement, dated July 28, 2003, by and among Mr. Burke, the Company and Annuity Reassurance (the “Employment Agreement”) was terminated, and Mr. Burke resigned from all positions he held as a director or officer of the Company and its subsidiaries.
     Pursuant to the Separation Agreement, on or prior to October 7, 2005, the Company will make a one-time payment to Mr. Burke of $740,000 in cash. In addition, within five business days of the closing of the transactions contemplated by that certain Master Agreement, dated as of August 10, 2005, by and among Annuity Reassurance, Annuity and Life Reassurance America, Inc., Prudential Select Life Insurance Company of America and Wilton Reinsurance Bermuda Limited (the “Master Agreement”), the Company will pay Mr. Burke a one-time cash amount of $1,160,000 (the “Closing Payment”). The Separation Agreement provides that Mr. Burke will also be paid the Closing Payment if (i) a “Competing Acquisition Proposal” (as such term is defined in the Master Agreement) is formally proposed to the Company’s Board of Directors, on or before February 28, 2006, (ii) the Board elects to pursue that Competing Acquisition Proposal in lieu of the transactions contemplated by the Master Agreement and (iii) the final closing of such Competing Acquisition Proposal occurs. Effective with the execution of the Separation Agreement, all of Mr. Burke’s restricted common shares became immediately vested and his stock options became immediately exercisable. Mr. Burke will also be permitted to keep certain computer equipment that was provided to him during the course of his employment with the Company.
     The Separation Agreement also provides that Mr. Burke will cooperate fully with the Company and its counsel with respect to any matter (including any litigation, arbitration, investigation, or governmental proceeding) relating to matters with which Mr. Burke was involved during the term of his employment with the Company. Mr. Burke is entitled to receive a fee of $2,500 for each day he provides services pursuant to this provision. The Separation Agreement also contains a mutual release by the Company and Mr. Burke of any and all claims relating to Mr. Burke’s service as a director of the Company, his employment relationship with the Company, the Employment Agreement or Mr. Burke’s separation from the Company.
     Mr. Burke has the right to revoke the Separation Agreement by delivering written notice to the Company on or prior to September 30, 2005. The Separation Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated into this Item 1.01 by reference.
     The Company will seek to appoint a new Chief Executive Officer as expeditiously as possible.

Item 1.02. Termination of a Material Definitive Agreement.
     In connection with the Separation Agreement entered into on September 23, 2005, which is discussed in Item 1.01 above, Mr. Burke’s Employment Agreement was terminated effective as of September 16, 2005, except for certain confidentiality and other provisions that expressly survive pursuant to the terms of the Separation Agreement. See Item 1.01 above for a discussion of the terms upon which the Employment Agreement was terminated. The Employment Agreement was filed as Exhibit 10.1 to the Company’s Form 10-Q filed on September 14, 2003 and is incorporated herein by reference.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     Pursuant to the Separation Agreement, the material terms of which are discussed in Item 1.01 above, on September 23, 2005, John F. Burke, the Company’s President and Chief Executive Officer, resigned from all positions he held as a director or officer of the Company and its subsidiaries effective as of September 16, 2005.
Item 9.01. Financial Statements and Exhibits
(c) Exhibits

10.1	Separation of Employment Agreement and General Release, dated September 23, 2005, by and among Annuity and Life Re (Holdings), Ltd., Annuity and Life Reassurance, Ltd., and John F. Burke.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANNUITY AND LIFE RE (HOLDINGS), LTD.
Date: September 26, 2005	By:	/s/ John W. Lockwood
John W. Lockwood
Chief Financial Officer

EXHIBIT INDEX

Number	Description
10.1	Separation of Employment Agreement and General Release, dated September 23, 2005, by and among Annuity and Life Re (Holdings), Ltd., Annuity and Life Reassurance, Ltd., and John F. Burke.